EXHIBIT 10.1
PURCHASE AND SALE AGREEMENT
BETWEEN
APLD – RATTLESNAKE DEN I LLC,
a Delaware limited liability company
AS SELLER
AND
MARA GARDEN CITY LLC,
a Delaware limited liability company
AS PURCHASER

i

ii

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of March 14, 2024 (the “Effective Date”), by and between APLD – RATTLESNAKE DEN I LLC a Delaware limited liability company, having a principal address at 3811 Turtle Creek Boulevard, Suite 2100, Dallas, Texas 75219 (“Seller”), and MARA GARDEN CITY LLC, a Delaware limited liability company, having a principal address at 101 NE 3rd Ave. #1200, Fort Lauderdale, FL 33301 (“Purchaser”).
NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:
RECITALS
Seller is the holder of a ground leasehold interest in the real property located at 12022 Ranch Rd 33, Garden City, Texas 79739, as more particularly described in Exhibit A attached hereto, together with the data center located thereon (the “Facility”), pursuant to that certain Ground Lease, dated as of April 13, 2022 (the “Ground Lease”), between Seller, as tenant, and EDB, Ltd., a Texas limited liability company, as landlord (“Ground Landlord”). Seller desires to sell, and Purchaser desires to purchase, such leasehold interest and certain related property, on the terms and conditions set forth below.
Article I
DEFINED TERMS
Unless otherwise defined herein, any term with its initial letter capitalized in this Agreement has the meaning set forth in Annex 1 attached hereto.
Article II
PURCHASE AND SALE, PURCHASE PRICE AND DEPOSIT
2.1Purchase and Sale. Seller agrees to sell and convey the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Agreement. Notwithstanding anything to the contrary contained herein, Seller shall not sell, assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase, and the Property shall not include, any of the Seller’s right, title and interest in the Excluded Assets.
2.2Purchase Price and Deposit.
2.2.1The total purchase price (the “Purchase Price”) for the Property shall be an amount equal to Eighty Seven Million Three Hundred Twenty Eight Thousand Six Hundred Seventy Five and No/100 Dollars ($87,328,675.00), payable by Purchaser, as follows:
(a)    Prior to the Effective Date, Purchaser has delivered to Seller a deposit in the amount of Five Million and No/100 Dollars ($5,000,000.00), and on the Effective Date has delivered to Seller an additional deposit in the amount of Twenty Million and No/100 Dollars ($20,000,000.00), for a total deposit of Twenty Five Million and No/100 Dollars ($25,000,000.00) (the “Deposit”). The Deposit shall be held and applied by Seller in accordance with the terms of this Agreement.
(b)    The amount by which the Purchase Price (subject to the prorations, credits and/or adjustments provided for in this Agreement) exceeds the Deposit shall be paid to and received by the Title Company by wire transfer of immediately available funds on the Closing Date.

2.2.2.All currency amounts set forth in this Agreement are expressed in United States Dollars.
2.3Allocation of Purchase Price. Purchaser shall, within sixty (60) days following the Closing Date, prepare and deliver to Seller a draft of an allocation of the Purchase Price and other items (including any assumed liabilities) properly includible in the consideration for the Property for U.S. federal income tax purposes among the Property in a manner consistent with the principles of Section 1060 of the Code and the Treasury Regulations thereunder (such allocation, the “Purchase Price Allocation”), which shall be prepared in accordance with the principles set forth on Schedule 2.3 hereto. The Purchase Price Allocation shall become final and binding upon Purchaser and Seller on the thirtieth (30th) day following delivery thereof, unless Seller gives written notice of its disagreement with the Purchase Price Allocation to Purchaser prior to such date. If within thirty (30) days after delivery of the Purchase Price Allocation, Seller notifies Purchaser in writing that Seller objects to the Purchase Price Allocation, Purchaser and Seller shall use commercially reasonable efforts to resolve such dispute within twenty (20) Business Days. In the event Purchaser and Seller are unable to resolve any such dispute within such twenty (20) Business Day period, Purchaser and Seller will engage a certified public accountant reasonably acceptable to the parties to resolve such dispute as promptly as practicable. The parties shall (i) be bound by the Purchase Price Allocation as finalized or amended under this Section 2.3 for all U.S. federal and applicable state and local income Tax purposes; (ii) prepare and file all income Tax Returns (including but not limited to Internal Revenue Service Form 8594) in a manner consistent with the Purchase Price Allocation; and (iii) take no position inconsistent with the Purchase Price Allocation except to the extent required by a determination (as such term is used in Section 1313(a) of the Code) or any similar event with respect to state or local income taxes. In the case of any subsequent adjustment to the Purchase Price allocable to the Property or any other relevant item of consideration requiring an amendment to the Purchase Price Allocation, the Purchase Price Allocation shall be adjusted in accordance with the procedure set forth in this Section 2.3 and Seller and Purchaser, as applicable, shall file amended Internal Revenue Service Forms 8594 consistent with such amended Purchase Price Allocation. In the event that the Purchase Price Allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning the resolution of such dispute.
2.4Energization of the Data Center. Seller and Purchaser acknowledge and agree that (1) included in the Improvements and Fixtures and Tangible Personal Property is a data center with 200 megawatts of power nameplate capacity (the “Data Center”) and (2) the Data Center is only approved for and has 132 megawatts of power energized as of the Effective Date. In the event the Data Center is not conditionally approved by ERCOT for 200 megawatts of power energization by the Closing Date, $25,000,000 from the Purchase Price (the “Holdback Amount”) shall be held in escrow by the Title Company pursuant to the terms of the Holdback Escrow Agreement rather than disbursed to Seller at Closing. Upon conditional approval of the energization of the Data Center’s 200 megawatts of power (such approval date, the “Approval Date”), the Title Company shall release to Seller the Holdback Amount within three (3) Business Days of the Approval Date pursuant to the Holdback Escrow Agreement; provided that, if the Approval Date does not occur within one hundred and twenty (120) days after the Closing Date (the “Energization Expiration Date”), the Purchase Price shall be permanently reduced by $500,000 per megawatt of power under 200 megawatts (and in excess of 132 megawatts) that has not been approved for power energization (the “Shortfall Amount”), and such Shortfall Amount the Title Company shall release to Purchaser pursuant to the terms of the Holdback Escrow Agreement, with the balance of the Holdback Amount released to Seller. If such Shortfall Amount exceeds the Holdback Amount, then in addition to the release of the Shortfall Amount to Purchaser as aforesaid, Seller shall pay Purchaser an amount equal to the difference between the Shortfall Amount and the Holdback Amount within thirty (30) days after the Energization Expiration Date. By way of example, if on the Energization Expiration Date, the Data Center is

only conditionally approved for 140 megawatts of power energization, the Title Company shall release the Holdback Amount to Purchaser and Seller shall pay Purchaser $5,000,000 within thirty (30) days after the Energization Expiration Dates. From and after the Effective Date until the Energization Expiration Date, the parties shall reasonably cooperate, and shall use commercially reasonable efforts to cause the conditional approval of the power energization of the Data Center’s entire 200 megawatts of power, all at each party’s respective sole cost and expense, including, without limitation, executing such further documents and doing any further things as may be reasonably necessary to implement and carry out the intent of this paragraph. For the avoidance of doubt, however, in no event shall Seller be required to perform any work or cause any improvements to be made to the Data Center, the Property, or any other property, or to pay any sums or to otherwise compensate Purchaser therefor, and the obtainment of conditional approval from ERCOT for increased power energization shall not require any such performance or payment. This Section 2.4 shall survive the Closing. For all tax purposes, the parties agree to treat payments made pursuant to this Section 2.4 as an adjustment to the Purchase Price to the extent permitted by applicable law.
Article III
PURCHASER DILIGENCE
3.1Provision of Due Diligence Materials. Seller has delivered to Purchaser diligence materials relative to the Property and its operation, to the extent that same exist and are in Seller’s possession, custody, or control, including but not limited to, the Ground Lease, license agreement(s), occupancy agreements, and current contracts executed by Seller or on behalf of Seller pertaining to the operation of the Property, including service and maintenance agreements (collectively, the “Due Diligence Materials”). Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude (i) Seller’s internal memoranda, accounting records, attorney-client privileged materials, internal appraisals, structural or physical inspection reports which are not in the possession or control of Purchaser or its Affiliates (but nothing herein shall be construed as giving Purchaser or its Affiliates permission to share such information except in accordance with Section 14.13), and (ii) any information which is the subject of a confidentiality agreement between Seller and a third party (currently in effect and prohibiting disclosure of such information) which is not otherwise known to Purchaser or its Affiliates (the exclusions described in the foregoing clauses (i) and (ii), the “Excluded Materials”).
3.2Conduct of Due Diligence. Subject to all of the terms, conditions and restrictions set forth in this Agreement, Purchaser and the Purchaser Consultants shall be entitled, at Purchaser’s sole cost and expense, to: (a) subject to the terms of the Ground Lease, enter onto the Property, during normal business hours and upon reasonable advance (but in no event less than one (1) business day) e-mail notice to Nick Phillips (tel: 423-567-8000, email: nick@applieddigital.com) and Ray Huber (tel: 469-299-9575, email: rhuber@applieddigital.com) to perform any inspections, investigations, studies and tests of the Property (including physical, structural, mechanical, architectural, engineering, soils, geotechnical and environmental tests); (b) review all Due Diligence Materials; and (c) perform such other investigations with respect to the Property as Purchaser may desire (Purchaser’s and the Purchaser Consultants’ inspections, investigations, studies and testing described in clauses (a) through (c), collectively, the “Inspections”); provided that Purchaser shall not (and Purchaser shall not permit any Person acting on behalf of Purchaser to) perform any physically invasive testing (including any Phase II environmental assessment) of any portion of the Property without first (i) submitting to Seller a reasonably detailed description of the scope of such testing and (ii) obtaining the prior written consent of Seller for such testing, in Seller’s sole and absolute discretion. Purchaser shall have the right to elect to assume as of the Closing any of the Property Contracts by written notice to Seller delivered no later than expiration of the Inspection Period, and any Property Contracts so assumed shall be deemed Assigned Contracts. Seller shall cause any Property Contracts which are not Assigned Contracts to be terminated as of the Closing at its sole cost and expense.
3.3Diligence Termination Right. During the Inspection Period, Purchaser shall be permitted to assess, examine, inspect, investigate, review and study any and all aspects of the Property (including the Due Diligence Materials) and confirm such matters as Purchaser deems appropriate in order to determine whether the Property is acceptable to Purchaser in its sole and absolute judgment. At any time prior to the expiration of the Inspection Period, Purchaser may elect, if and only if Purchaser discovers an issue during the Inspection Period that could reasonably be expected to have a material and adverse effect on the value of the Property or on Purchaser’s contemplated use or operation thereof, to provide to Seller written notice (including a reasonably detailed explanation of the aforesaid issue) of Purchaser’s election to terminate this Agreement, provided that Purchaser has previously advised Seller of the issue prior to termination. If Purchaser does not timely provide such notice to Seller, then Purchaser shall automatically and conclusively be deemed to have (x) elected to proceed with the Transaction, (y) waived its right to terminate this Agreement pursuant to this Section 3.3, and (z) acknowledged that they have received or had access to all Due Diligence Materials and conducted all Inspections in respect of the Property that Purchaser considers material. If Purchaser timely elects to terminate this Agreement pursuant to this Section 3.3, then the Deposit shall be returned to Purchaser and the Parties shall have no further obligations hereunder except for those obligations that expressly survive termination hereof.
3.4Purchaser’s Responsibilities. In conducting the Inspections pursuant to this Section 3.4, Purchaser shall (and shall cause any Person acting on behalf of Purchaser to): (a) not materially interfere with the use, enjoyment or occupancy of the Property; (b) not damage any part of the Property or any personal property owned or held by Seller, any of its tenants or any their respective agents, guests, invitees, contractors or employees; (c) not injure or otherwise cause bodily harm to Seller, any of its tenants or any their respective agents, guests, invitees, contractors or employees; (d) comply in all material respects with applicable law and the terms of any leases theretofore provided to Purchaser with respect to the applicable portions of the Property; and (e) not permit any liens to attach to the Property by reason of any Inspections. Purchaser shall promptly pay when due the costs of, repair any damage to the Property resulting from, and indemnify, protect, defend and hold harmless the Seller and Seller Related Parties from and against any and all Damages in connection with or arising out of, any Inspections carried out by or on behalf of Purchaser pursuant to the terms hereof, and such obligations of Purchaser shall survive the Closing or any termination of this Agreement. Prior to any entry onto the Property, Purchaser shall provide Seller with evidence of commercially reasonable insurance coverage to Seller’s reasonable satisfaction, and Purchaser and all parties entering onto the Property on behalf of Purchaser shall comply with Seller’s reasonable rules and regulations, including, without limitation, with respect to security.
Article IV
TITLE
4.1Title Documents. Prior to the Effective Date, Purchaser has obtained a preliminary title report, or standard form commitment to provide a Title Policy, with respect to the Property (the “Title Commitment”), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, collectively, the “Title Documents”), and has provided a copy of same to Seller.
4.2Survey. Purchaser may, at its sole cost and expense, order a survey or update of an existing survey before or after the Effective Date (the “Survey”).

4.3Permitted Exceptions. The Property conveyed pursuant to this Agreement shall be subject to no exceptions, other than the following, all of which shall be deemed “Permitted Exceptions”:
4.3.1Matters created by or with the prior written consent of Purchaser;
4.3.2Building, zoning and subdivision laws and regulations, ordinances and requirements;
4.3.3Non-delinquent liens for real estate taxes and assessments for the Property and any liens for real estate taxes the payment of which is the responsibility of Ground Landlord under the Ground Lease; and
4.3.4Any exceptions disclosed by the Title Commitment, the Survey and any Title Update, which is approved or deemed approved by Purchaser in accordance with this Article IV and any other exceptions to title disclosed by the public records or which would be disclosed by an inspection and/or survey of Property; provided that the foregoing shall not limit the rights of Purchaser to object to title defects pursuant to Section 4.5 or 4.6, or the obligation of Seller to Remove exceptions to the extent required pursuant to Section 4.4, 4.5 or 4.6.
Subject to the terms and conditions contained elsewhere in this Agreement and in any Other Document, by acceptance of the Ground Lease Assignment and the Closing of the purchase and sale of the Property, Purchaser agrees that Seller shall have conclusively satisfied its obligations with respect to title to the Property. The provisions of the foregoing sentence shall survive the Closing.
4.4Required Removal Items. Notwithstanding the foregoing, Seller shall in any event be obligated to Remove on or before the Closing Date all matters or items that are: (i) mortgage or deed of trust liens, deeds to secure debt or security interests, in each case granted or assumed by Seller (and not by third parties), (ii) real estate tax liens, other than liens for taxes and assessments not yet delinquent or the payment of which is the responsibility of Ground Landlord under the Ground Lease, (iii) claims of mechanics’ or materialmen’s liens under contracts entered into by or on behalf of Seller, (iv) judgment liens against the Property, and (v) encumbrances (not including any of the items in (i) through (iv)) which have been placed against the Property by the free and voluntary act of Seller without Purchaser’s consent as required by Section 7.2, including Seller’s written consent to such encumbrances (and not by third parties without Seller’s written consent) after the date of the Title Commitment delivered by Purchaser to Seller (which Title Commitment is dated March 13, 2024), and which are not otherwise permitted pursuant to the provisions hereof or required by applicable law (“Voluntary Liens”; and the items contained in clauses (i), (ii), (iii), (iv) and (v), being “Required Curable Objections”). Seller shall be entitled to apply the Purchase Price towards the payment or satisfaction of any Required Curable Objections provided that if its removal does not involve discharge by the payment thereof, including removal from the Title Policy issued to Purchaser at Closing by causing the Title Company to insure against collection of the same, Purchaser’s approval, in its reasonable discretion, shall be required.
4.5Title and Survey Review.
4.5.1Purchaser shall notify Seller of any objections to title and survey matters no later than the date which is five (5) Business Days from the later of (x) the Effective Date, (y) Purchaser’s receipt of the Title Commitment, and (z) Purchaser’s receipt of the Survey, but in no event later than six (6) days prior to the expiration of the Inspection Period (each such specified objection, a “Title Objection”) in a reasonably detailed writing (the “Title Objection Letter”).

4.5.2If Purchaser timely delivers the Title Objection Letter, then except in the case of Required Curable Objections as described in Section 4.4 (which are governed by Section 4.4 and not this Section 4.5.2), Seller may notify Purchaser as to whether Seller elects to Remove all or any of the Title Objections. If Seller elects to Remove any Title Objection, Seller shall Remove the same prior to Closing. If Seller does not deliver a written notice of its election to Remove any Title Objection prior to the date that is five (5) Business Days after Seller’s receipt of the Title Objection Letter, then Seller shall automatically be deemed to have elected not to Remove such Title Objection. In such event, or if Seller delivers a written notice of its election to not Remove such Title Objection, Purchaser may elect by delivery of written notice to Seller to either (a) terminate this Agreement and receive a return of the Deposit from Seller minus One Hundred and No/Dollars $100.00 (the “Independent Consideration”), which shall represent the independent consideration to support Purchaser’s inspection rights contained herein and be retained by Seller, and neither party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement, or (b) waive its objection to such Title Objection and proceed with the Transaction without a reduction in the Purchase Price, in which event Purchaser shall be deemed to have approved such Title Objection, and such Title Objection shall be a Permitted Exception.
4.6Subsequently Disclosed Exceptions.
4.6.1Purchaser may order any updates, continuations of, and supplements to, the Title Commitment or Survey (each, a “Title Update”) at Purchaser’s sole cost and expense. Purchaser shall instruct Royal Abstract (the “Title Company”), as agent for First American Title Insurance Company and any surveyor to simultaneously deliver directly to Purchaser and Seller (and their respective counsel referenced in Section 14.6 of this Agreement) copies of each Title Update (including tax and departmental searches) ordered by Purchaser or otherwise issued by the Title Company or any surveyor, and copies of all underlying documentation referenced as an exception as soon as available. If, at any time after the Effective Date but prior to the Closing, any Title Update discloses any additional items that (a) are not Required Curable Objections under Section 4.4, (b) are not caused by or the result of any act or omission or fault of Purchaser, Purchaser’s Affiliate(s) or any Purchaser Consultant, and (c) are not disclosed on any version of, or update to, the prior Title Commitment delivered by Purchaser as provided in Section 4.1 (each, a “New Exception”), Purchaser may notify Seller in writing of Purchaser’s approval or disapproval of such New Exception not later than the date that is the earlier of (i) five (5) Business Days after the date of its receipt of such Title Update and (ii) the Closing Date (the “New Exception Review Period Expiration Date”). If Purchaser fails to deliver written notice of its approval or disapproval of any New Exception prior to the New Exception Review Period Expiration Date, such New Exception shall be deemed to be a Permitted Exception. If Purchaser disapproves of a New Exception prior to the New Exception Review Period Expiration Date, Seller may notify Purchaser as to whether Seller elects to Remove the New Exception. If Seller elects to Remove any New Exception, Seller shall Remove the same prior to Closing. If Seller fails to deliver to Purchaser a written notice of Seller’s election within five (5) Business Days after receipt of Purchaser’s written notice of disapproval of such New Exception, Seller shall be deemed to have elected not to Remove the New Exception. If Seller elects or is deemed to have elected not to Remove any New Exception or if Seller elects to seek to remove a non-Required Curable Objection and fails to do so at or prior to Closing, Purchaser may elect by delivery of written notice to Seller to either (x) terminate this Agreement and receive a return of the Deposit from Seller, minus the Independent Consideration, and neither party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement, or (y) waive its objection to the New Exception and proceed with the Transaction without a reduction in the Purchase Price, in which event Purchaser shall be deemed to have approved the New Exception and such New Exception shall be a Permitted Exception.

4.7Delivery of Title. Delivery of title to the Property to Purchaser in accordance with the foregoing shall be evidenced by the irrevocable written commitment, subject to the sole condition of payment of the premium, of the Title Company to issue, at Closing, a TLTA Owner’s Policy of Title Insurance (Form T-1) in the amount of the Purchase Price showing title to the Property vested in Purchaser, subject only to the Permitted Exceptions (the “Title Policy”). Without limiting the provisions of this Agreement relating to Required Curable Objections, the Title Policy may contain such endorsements as reasonably required by Purchaser provided that the issuance of such endorsements shall not be a condition to Purchaser’s obligations hereunder.
Article V
CLOSING
5.1Closing Date. The Closing shall occur on the date which is thirty (30) days following the Effective Date or on such earlier date as may be mutually agreed upon by the Parties in writing (in any such case, such date, the “Scheduled Closing Date”; and the date on which the Closing occurs, “Closing Date”) through an escrow with the Title Company, whereby Seller, Purchaser and their respective attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means. Time shall be of the essence with respect to the parties’ obligations to consummate the Closing on the Scheduled Closing Date.
5.2Seller Closing Deliveries. Seller shall execute and deliver to the Title Company (or cause to be delivered to the Title Company) each of the following items on or prior to the Scheduled Closing Date:
5.2.1A duly executed and acknowledged Assignment and Assumption of Ground Lease in the form attached as Exhibit B (the “Ground Lease Assignment”).
5.2.2A Bill of Sale for the benefit of Purchaser or Purchaser’s designee(s), in the form attached as Exhibit C.
5.2.3A general assignment to Purchaser or Purchaser’s designee(s), in the form attached as Exhibit D (the “General Assignment”).
5.2.4A certificate in the form of Exhibit E attached hereto (a “Bring-Down Certificate”).
5.2.5Seller’s counterpart signature to the closing statement prepared by the Title Company, which shall include the prorations, credits and adjustments calculated in accordance with the terms of this Agreement (the “Closing Statement”).
5.2.6A title affidavit substantially in the form attached hereto as Exhibit I (the “Title Affidavit”).
5.2.7A certification of Seller’s regarded owner’s non-foreign status pursuant to Section 1445 of the Code in the form of Exhibit F attached hereto.
5.2.8Resolutions, certificates of good standing, and such other organizational documents as the Title Company shall reasonably require evidencing Seller’s authority to consummate the Transaction.
5.2.9An updated Property Contracts List effective as of a date no more than three (3) Business Days prior to the Closing Date.

5.2.10An estoppel duly executed and delivered by Ground Landlord in substantially the form of Exhibit J attached hereto (the “Ground Lease Estoppel”), with such revisions thereto as may be made by Ground Landlord (unless such revisions allege a default of Seller under the Ground Lease or disclose a fact that is materially inconsistent with Seller’s representations and warranties made in this Agreement), and with such changes as may be required to place same in recordable form.
5.2.11If elected by Purchaser, a duly executed Transition Services Agreement in form and substance reasonably acceptable to Seller and Purchaser providing for a post-Closing cooperation period for sixty (60) days and commercially reasonable compensation to Seller (the “Transition Services Agreement”).
5.2.12A duly executed Holdback Escrow Agreement in furtherance of Section 2.4 in form and substance reasonably acceptable to Seller and Purchaser (the “Holdback Escrow Agreement”).
All Purchaser designees pursuant to Section 5.2.1 through Section 5.2.4, inclusive, shall be Affiliates of Purchaser.
5.3Purchaser Closing Deliveries. Purchaser shall deliver to the Title Company (or cause to be delivered to the Title Company) each of the following on or prior to the Scheduled Closing Date:
5.3.1The Purchase Price, less the Deposit, plus or minus the adjustments, credits or prorations provided for in this Agreement.
5.3.2Purchaser’s counterpart signature to the Ground Lease Assignment.
5.3.3Purchaser’s counterpart signature to the General Assignment.
5.3.4A Bring-Down Certificate executed by Purchaser.
5.3.5Purchaser’s counterpart signature to the Closing Statement.
5.3.6If elected by Purchaser, Purchaser’s counterpart signature to the Transition Services Agreement.
5.3.7Purchaser’s counterpart signature to the Holdback Escrow Agreement.
5.3.8Resolutions, certificates of good standing, and such other organizational documents as the Title Company shall reasonably require evidencing Purchaser’s authority to consummate the Transaction.
5.4Closing Prorations, Credits and Adjustments.
5.4.1General. All normal and customarily proratable items, including, without limitation, operating expenses and utility charges (but excluding real estate taxes, the payment of which is the responsibility of Ground Landlord under the Ground Lease), shall be prorated as of 11:59 p.m. (Local Time) on the day immediately prior to the Closing Date in accordance with this Section 5.4 and the proration schedule agreed upon by Seller and Purchaser prior to Closing, the Parties agreeing that Seller shall be responsible and charged for all of the same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date) and Purchaser shall be responsible and charged for all of the same attributable to the period on and after the Closing Date (and credited for any amounts unpaid as of the Closing Date attributable to the period up to the Closing Date).

5.4.2Operating Expenses and Certain Taxes. Any operating expenses shall be prorated on the basis of the actual number of days of the month (or other applicable time period) which shall have elapsed as of the Closing Date, with Purchaser being responsible for all such operating expenses attributable to dates from and after the Closing Date and Seller being responsible for all such operating expenses attributable to dates prior to the Closing Date. All personal property taxes and similar ad valorem obligations levied with respect to the Property for a taxable period which includes (but does not end on) the Closing Date (other than real estate taxes, the payment of which is the responsibility of Ground Landlord under the Ground Lease) shall be apportioned between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date based on the number of days of such taxable period ending on the Closing Date (the “Pre-Closing Tax Period”) and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.
5.4.3Utilities. Water rates, water meter charges, sewer rents, utility charges and vault charges, if any, shall be prorated based on the most recently available bills therefor and reprorated after Closing pursuant to Section 5.5.
5.4.4Insurance. No proration shall be made in relation to insurance premiums, and insurance policies will not be assigned to Purchaser.
5.4.5Master Hosting Agreements. All payments made by MARA under the Master Hosting Agreements shall be prorated on the basis of the actual number of days of the month (or other applicable time period) which shall have elapsed as of the Closing Date, with Purchaser receiving a credit against the Purchase Price for all such payments attributable to dates from and after the Closing Date.
5.4.6Closing Costs.
(a)    All base title premium, including the cost of extended coverage, for the Title Policy (with coverage up to the amount of the Purchase Price) with so-called “Gap” endorsement, and any endorsement required to clear any existing title encumbrance shall be shared equally by Seller and Purchaser. The cost of any other title endorsements (but not including any endorsement required to clear any existing title encumbrance) and recording fees (other than to clear any Required Curable Objections and Title Objections that Seller elects or is required to Remove) shall be paid by Purchaser at Closing. Any escrow fees shall be split equally between Seller and Purchaser. Purchaser shall bear and pay, and shall reimburse Seller for, any sales, value added, use, transfer, ad valorem, privilege, gross receipts, registration, conveyance, excise, license, goods and services, stamp or similar taxes that arise out of, in connection with or are attributable to the sale of the Property to Purchaser or any of the transactions contemplated herein (collectively, “Transfer Taxes”). Purchaser shall, at its own expense, file any necessary tax returns relating to Transfer Taxes and other documentation with respect to any Transfer Taxes. Seller shall provide Purchaser with such cooperation as Purchaser may reasonably request in connection with the preparation, execution and filing of such tax returns. In addition, Seller shall be responsible for payment of all fees of Seller’s financial advisors, attorneys, accountants and other consultants, and Purchaser shall be responsible for payment of all fees of Purchaser’s financial advisors, attorneys, accountants and other consultants and all other fees, costs and expenses incurred in connection with Purchaser’s due diligence.
(b)    All other costs and expenses incident to the Transaction and the closing thereof shall be paid by the party incurring the same. If any cost for which Seller (on the one hand) or Purchaser (on the other hand) is responsible pursuant to the foregoing provisions of this Section 5.4.6 shall have been paid by the other prior to the Closing, then the other shall receive a credit in the amount of such payment on the Closing Statement. The terms and provisions of this Section 5.4.6 shall survive the Closing and any earlier termination of this Agreement.
5.4.7Possession. Seller shall deliver to Purchaser concurrently with the Closing (a) possession of the Property, subject to the Ground Lease, Assigned Contracts and Permitted Exceptions and (b) no later than five (5) Business Days after notice is delivered by Purchaser to Seller stating where such materials shall be delivered (but in no event prior to the Closing Date) (i) the originals and copies of the Ground Lease, Assigned Contracts, operating manuals, and keys and access codes to the Property, and (ii) to the extent reasonably available to Seller, all of Seller’s lease files, warranties, guaranties, and books and records (other than materials that would be deemed Excluded Materials) primarily relating to the Property.
5.5Post-Closing Adjustments. To the extent applicable, Seller and Purchaser, acting in good faith, shall reconcile with each other within ninety (90) days of the Closing Date, the amounts prorated and adjusted in this Article V using any new or updated information, including without limitation the reconciliation of estimated amounts with actual amounts, the correction of any errors and the inclusion of any items which should have been included at the Closing. All adjustments to be made based on the mutual agreement of the parties shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof. In the event the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 5.5 within thirty (30) days following expiration of such ninety (90) day period, upon application by any such party, a certified public accountant reasonably acceptable to the parties shall determine any such adjustments which have not theretofore been agreed to between the parties. The charges of such accountant shall be borne by the party that does not prevail in such dispute. All adjustments to be made based on the final results of the adjustments shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof. Neither party shall have any obligation to re-adjust any items after the expiration of the periods set forth in this Section 5.5. For all tax purposes, the parties agree to treat payments made pursuant to this Section 5.5 as an adjustment to the Purchase Price to the extent permitted by applicable law.
Article VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER
6.1Seller’s Representations. For the purpose of inducing Purchaser to enter into this Agreement and to consummate the Transaction in accordance herewith, Seller represents and warrants the following (collectively, the “Seller’s Representations”) to Purchaser as of the Effective Date:
6.1.1Seller is duly organized, validly existing and in good standing under the laws of the state of its formation; has the entity power and authority to sell and convey the Property, to execute and deliver the documents and instruments required of Seller herein, and to perform its obligations hereunder; and has taken (or will take) all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Agreement and the consummation of the Transaction. The execution, delivery and compliance with and fulfillment of the terms and conditions hereof will not result in a violation or breach of (a) any organizational document of Seller, or (b) in any material respect, any legal requirement or material contract applicable to Seller or by which Seller or the Property is bound. This Agreement is a valid and binding agreement, enforceable against Seller in accordance with its terms.
6.1.2Seller (or, if Seller is a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations, Seller’s regarded owner) is not a “foreign person,” as that term is used and defined in Section 1445 of the Code.

6.1.3Other than as described on Schedule 6.1.3, there are no actions, proceedings, litigation, governmental investigations or condemnation actions for which Seller has received legal process or, to Seller’s Knowledge, threatened in writing against Seller or the Property that would be binding upon Purchaser or the Property or that would reasonably be expected to (a) restrain the consummation of the Transaction or otherwise have a material adverse effect on Seller’s ability to consummate the Transaction or (ii) declare illegal, invalid or non-binding any of Seller’s obligations or covenants to Purchaser hereunder.
6.1.4All Property Contracts are described on Exhibit G (the “Property Contracts List”). Other than matters reflected in the Title Documents, the Property Contracts List, the Assigned Contracts, the Operating Leases and the Permits identified on Schedule 6.1.4, Seller is not party to any contract, agreement, lease, license, sublicense or other arrangement relating to the use, ownership, management, operation, leasing, maintenance or repair of the Property which shall survive Closing. Seller has made available to Purchaser complete and correct copies of the Assigned Contracts. Seller has not received any notice of a Seller default nor has it delivered a notice of the other party’s default under any Property Contracts which remains uncured
6.1.5Neither Seller nor any of its Affiliates are or have been a party to any collective bargaining agreement, union agreement, employee retention agreement, employee benefit plan or other contract or agreement with any labor organization that will be binding upon Purchaser in connection with the Property or any portion thereof.
6.1.6Seller has not entered into any lease, sublease, license, hosting agreement or other occupancy or use agreement with respect to all or any portion of the Property other than the Master Hosting Agreements and agreements that will have been terminated at or prior to Closing.
6.1.7Other than as described on Schedule 6.1.7, as of the Effective Date, Seller has received no written notice from any governmental authority with jurisdiction over the Property of any violation by the Property of any laws, ordinances or regulations applicable to the Property (including, without limitation, any Environmental Law) that remains uncured or unresolved.
6.1.8Schedule 6.1.8 is a true, correct and complete list of all of the agreements, documents and instruments constituting (i) the Ground Lease, including all amendments, modifications, supplements and agreements related thereto, and (ii) all other agreements entered into by and between Seller (or any Affiliate thereof) and Ground Landlord (or any Affiliate thereof) in connection with the Ground Lease. Seller has delivered to Purchaser true, correct and complete copies of each of the agreements, documents and instruments listed on Schedule 6.1.8. The Ground Lease is in full force and effect. Neither Seller nor, to Seller’s knowledge, Ground Landlord, is in default of any of its obligations under the Ground Lease, and there exists no fact or condition that would constitute such a default (in each case, with or without notice, the passage of time or both) by Seller or, to Seller’s knowledge, by Ground Landlord. Seller has not received any written notice of a default on Seller’s part under the Ground Lease which remains outstanding or in dispute. Seller has not delivered any written notice to Ground Landlord asserting that any default has occurred under the Ground Lease.
6.1.9Except as disclosed in the Title Documents, (i) Seller has not submitted and, to Seller’s Knowledge, no other Person has submitted an application for the creation of any special taxing district affecting the Property (or any part thereof), or annexation thereby, or inclusion therein and (ii) Seller has not received written notice that any governmental authority has commenced or intends to commence construction of any special or off-site improvements or has imposed or increased or intends to impose or increase any special or other assessment against the Property (or any part thereof). There is no pending or, to Seller’s Knowledge, threatened request, application or proceeding to alter or restrict the zoning or other use restrictions applicable to the Property or any portion thereof. There are no pending tax certiorari proceedings involving Seller or the Property.
6.1.10Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, which remains pending, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.
6.1.11Except as disclosed in the Title Documents, Seller has not granted any option, right of first refusal, first offer or first opportunity, or any similar right, to any party to acquire any fee or ground leasehold interest in any portion of the Property.
6.1.12No consent, approval, order or authorization of, or registration, declaration or filing with, any applicable governmental authority is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement or the consummation of the Transaction except as shall be obtained or made, as applicable, by Seller at or prior to Closing in accordance with this Agreement.
6.1.13Seller is not a Prohibited Person.
6.1.14Each tangible asset included in the Property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, is suitable for the purposes for which it is being used and currently planned to be used by the Seller and has been maintained in accordance with normal industry practice. The Property consisting of personal property is free and clear of all liens and encumbrances, other than the Operating Leases (which shall be terminated at or prior to Closing). Notwithstanding anything to the contrary set forth in this Agreement, in the event of any breach of this representation which is discovered by Purchaser following Closing, Purchaser agrees to use commercially reasonable efforts to resort to and exhaust any applicable warranties prior to making a claim against Seller under Section 13.1 (and, with respect to this Section 6.1.14 only, the Outside Claim Date shall toll on a day-for-day basis for the period of time that Purchaser is pursing recovery under such warranties).
6.1.15Seller has not received any written notice of any violations of, or any corrective, investigatory or remedial obligations arising under, Environmental Laws with respect to the Property. Seller is and has been in compliance with all applicable Environmental Laws with respect to the Property. During Seller’s period of ground tenancy, there has been no release of, contamination by, or exposure of any person to any Hazardous Materials that has given or would give rise to any liability under Environmental Law.
6.1.16All Operating Leases are described on Schedule 6.1.16 attached hereto. Seller has made available to Purchaser complete and correct copies of the Operating Leases. Seller has not received any notice of a Seller default nor has it delivered a notice of the other party’s default under any Operating Lease which remains uncured.
6.1.17The Property constitutes substantially all of the assets owned by Seller.
6.2AS-IS.
6.2.1PURCHASER ACKNOWLEDGES AND AGREES, AS A MATERIAL INDUCEMENT TO THE SELLER’S EXECUTION AND DELIVERY OF THIS AGREEMENT, THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN

THIS AGREEMENT, THE PROPERTY IS BEING PURCHASED AND SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”
6.2.2The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and the price, terms and conditions set forth in this Agreement reflect the fact that (except as otherwise expressly set forth in this Agreement) Purchaser is not relying upon any information provided by (or by any Person on behalf of) Seller or statements, representations or warranties, express or implied, made by (or by any Person on behalf of) Seller, including, without limitation, relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit, or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute of or matter relating to the Property. Except as otherwise expressly set forth in this Agreement, Purchaser agrees that Seller shall not be responsible or liable to Purchaser (a) for any defects, errors or omissions in the Due Diligence Materials or (b) on account of any conditions affecting the Property.
6.2.3Purchaser acknowledges and agrees that, except as otherwise expressly set forth in this Agreement, no representation has been made, and no responsibility is assumed, by Seller with respect to the financial earning capacity of the Property, the continued occupancy of the Property or any part thereof or the occupancy of the Property at Closing.
6.2.4Purchaser agrees and acknowledges that, except as expressly set forth in the Seller’s Representations, Seller makes no representations or warranties with respect to the Property (or any portion thereof), the operation, management and/or leasing of the Property or concerning any statements made or information delivered or made available to Purchaser (whether by Seller, any of its Affiliates or any agents, representatives, consultants or advisors of any of the foregoing, or any other Person) with respect to the Property (or any portion thereof) or the business of Seller, and all such representations and warranties are hereby expressly excluded and disclaimed. Purchaser further acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Except as otherwise expressly provided herein, without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser (unless the environmental consultant subsequently provides a reliance letter to Purchaser, but in no event shall Seller have any liability to Purchaser arising out of said reliance letter), but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller nor any Affiliate of Seller shall have any liability to Purchaser for any inaccuracy in or omission from any such report.
6.3Purchaser’s Independent Investigation; Seller’s Knowledge.
6.3.1Without limiting the express provisions hereof, by Purchaser not terminating this Agreement under Section 3.3, Purchaser will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Purchaser’s choosing, including, without limitation:
(a)    All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

(b)    The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the Improvements and within the tenant space therein, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Purchaser (subject to the provisions of Section 3.2 hereof) at Purchaser’s sole expense.
(c)    Any easements and/or access rights affecting the Property.
(d)    The Ground Lease and all matters in connection therewith.
(e)    The Property Contracts and any other documents or agreements of significance affecting the Property.
(f)    All other matters of material significance affecting the Property, including, but not limited to, the Due Diligence Materials.
(b)    Without limiting the above and other than in connection with Fraud, and subject to the representations and warranties of Seller contained in Section 6.1 hereof, Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges Seller and Seller Related Parties from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property, or (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law. Notwithstanding anything herein to the contrary (including the foregoing release), (A) Purchaser shall have the right to defend (but Purchaser has no right to assert, file or otherwise proceed with a contribution, indemnity or other claim against Seller) governmental and third-party claims by alleging that Seller, not Purchaser, is liable for such claims; and (B) Purchaser has not assumed and has no obligation to indemnify Seller for governmental or third party claims asserted after the Closing as a result of any act or omission taken or failed to be taken by or on Seller’s behalf prior to the Closing.
BUYER’S INITIALS:    __/s/SK__________________
6.3.2The phrase “to Seller’s Knowledge,” or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the actual knowledge of David Rench and Nick Phillips (collectively, “Seller Knowledge Individuals”) with no duty of inquiry or investigation on such individual’s or Seller’s part. Subject to the foregoing, neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other Person, shall be imputed to the Seller Knowledge Individuals. No Seller Knowledge Individual is a party to this Agreement or shall be subject to any personal liability hereunder.

6.4.4Representations and Warranties of Purchaser. For the purpose of inducing Seller to enter into this Agreement and to consummate the Transaction in accordance herewith, Purchaser represents and warrants to Seller the following (collectively, the “Purchaser’s Representations”) as of the Effective Date:

6.4.1Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada; has the entity power and authority to acquire the Property, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder, and has taken all limited liability company actions required for the execution and delivery of this Agreement and the consummation of the Transaction. The execution, delivery and compliance with and fulfillment of the terms and conditions hereof will not result in a violation or breach of (a) Purchaser’s organizational documents or (b) in any material respect, any legal requirement or material contract applicable to Purchaser or by which Purchaser or the property of Purchaser is bound. This Agreement is a valid and binding agreement, enforceable against Purchaser in accordance with its terms.
6.4.2No pending or, to Purchaser’s Knowledge, threatened litigation exists which would reasonably be expected to (a) restrain the consummation of the Transaction or otherwise have a material adverse effect on Purchaser’s ability to consummate the Transaction or (ii) declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller hereunder.
6.4.3Purchaser is not a Prohibited Person.
6.4.4The funds transferred by Purchaser to Seller under this Agreement are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person or the proceeds of specified unlawful activity as defined by 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture) or 21 U.S.C. § 881 (Drug Property Seizure), Executive Order November 13224, or the USA Patriot Act.
6.4.5Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974.
6.4.6No consent, approval, order or authorization of, or registration, declaration or filing with, any applicable governmental authority is required to be obtained or made by Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Transaction, which Purchaser has not already obtained or made.
6.4.7As of the Closing Date, the assignment of the TerraForm Agreement by Seller to Purchaser pursuant to this Agreement shall be a “permissible assignment” to an “Assignee” pursuant to Section 16.1.3 of the TerraForm Agreement.
The phrase “to Purchaser’s Knowledge,” or words of similar import in this Agreement, shall be deemed to refer exclusively to matters within the knowledge, following reasonable due inquiry, of Adam Swick (“Purchaser Knowledge Individual”). Subject to the foregoing, neither the actual, present, conscious knowledge of any other individual or of entity, nor the constructive knowledge of the Purchaser Knowledge Individual or of any other Person, shall be imputed to the Purchaser Knowledge Individual. The Purchaser Knowledge Individual is not a party to this Agreement and shall not be subject to any personal liability hereunder.
6.5Modifications. If, after the Effective Date, but before Closing, Seller becomes aware of any facts or changes in circumstances that would cause any of its representations and warranties in this Agreement to be materially untrue at Closing, Seller shall notify Purchaser in writing of such fact. In such case, or in the event Purchaser obtains actual knowledge that any of Seller’s representations and warranties are or will be materially inaccurate, untrue, or incorrect at Closing, Purchaser, as its sole and exclusive remedy, shall have the right to either (1) terminate this Agreement, in which case the Deposit, minus the Independent Consideration, shall be immediately returned to Purchaser and neither party shall have any rights or obligations under this Agreement (except for those which expressly survive termination of this Agreement); or (2) accept a qualification to Seller’s representations and warranties as of the Closing Date and complete the purchase and sale of the Property without any rights to recovery for breach of the unqualified representation and warranty. Other than as set forth in the immediately preceding sentence, if Purchaser proceeds with Closing, Purchaser shall be deemed to have expressly waived any and all remedies for the breach of any representation or warranty discovered by Purchaser prior to the Closing.
6.6Survival. Any claim which either Purchaser or Seller may have against the other for a breach of any such representation or warranty contained in this Article VI, whether such breach is known or unknown, which is not specifically asserted by written notice to the party being claimed to be in breach within the six (6) month period immediately following Closing (the “Outside Claim Date”) shall not be valid or effective, and the party claimed to be in breach shall have no liability with respect thereto.
Article VII
ADDITIONAL COVENANTS OF SELLER AND PURCHASER
7.1.Interim Operating Covenants. Except as expressly contemplated by this Agreement, Seller shall operate the Facility in the ordinary course of business consistent with past practice, and Seller shall: (a) maintain the Facility in substantially its condition as of the Effective Date, reasonable wear and tear, and casualty and condemnation, excepted; (b) comply, in all material respects, with all applicable laws; (c) keep in full force and effect insurance policies with substantially the same terms as existing policies; (d) not dispose of all or any of the Property; (e) not enter into, renew, extend, amend, modify or terminate the Ground Lease or any lease, sublease or other contract, whether or not of record, for the use or occupancy of space or facilities at the Facility or any portion of the Property which will survive Closing, without Purchaser’s prior written consent (which consent may be withheld in Purchaser’s sole discretion); (f) not enter into, renew, extend, amend, modify or replace any other material contract with respect to the Property or any portion thereof, unless (i) such contract is terminable on not more than thirty (30) days’ notice without payment of any fees, premium or penalty, (ii) such contract will not be binding on Purchaser from and after the Closing, or (iii) Purchaser consents thereto in writing (which consent may be withheld in Purchaser’s sole discretion); and (g) not make any capital expenditures with respect to the Property other than repairs and replacements in the ordinary course of business to comply with clause (a) of this Section 7.1.
7.2.Voluntary Liens. Seller shall not create or cause to be created any Voluntary Lien without Purchaser’s prior written consent, not to be unreasonably withheld, conditioned, or delayed prior to the expiration of the Inspection Period.
7.3.Litigation; Violations. Seller shall advise Purchaser promptly of Seller’s receipt of written notice of any litigation, arbitration proceeding or administrative hearing (including without limitation condemnation) which involves the Property or any portion thereof or Seller’s ability to consummate the Transaction as contemplated by this Agreement. Seller shall deliver copies to Purchaser, promptly after receipt, of any written notices of violations regarding the Property or any portion thereof received by Seller. Seller may not settle any claim or compromise any litigation or proceeding which would be binding upon the Property or any portion thereof or affect in any material respect the operations thereof, without Purchaser’s prior written consent (which consent may be withheld in Purchaser’s sole discretion).
7.4.TerraForm LOC. At or prior to Closing, Purchaser shall post cash with TerraForm in the amount of the security required under Article 9 of the TerraForm Agreement and shall take all actions as are necessary to cause the release of the TerraForm LOC to Seller (and Seller shall cooperate in connection therewith).
7.5.Vacant Possession. Prior to Closing, Seller shall take peaceful possession of the entire Property and remove all existing occupants, users, tenants and subtenants thereat such that the Property is delivered to Purchaser in vacant and broom-clean condition with all leases, subleases, hosting agreements and agreements terminated.
7.6.Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Property to Purchaser.
7.7.Operating Leases. At or prior to Closing, with respect to each Operating Lease, Seller shall terminate such Operating Lease and provide reasonably satisfactory evidence of such termination to Purchaser.
Article VIII
CONDITIONS PRECEDENT TO CLOSING
8.1Purchaser’s Conditions to Closing. Without limiting any of the rights of Purchaser elsewhere provided for in this Agreement, Purchaser’s obligation to consummate the Transaction shall be subject to and conditioned upon the satisfaction and fulfillment of the following conditions precedent on or prior to the Scheduled Closing Date, provided that Purchaser may, at its sole option, waive any or all of these conditions, in whole or in part, in writing or as otherwise provided in this Agreement:
8.1.1All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to Section 5.2 shall have been delivered;
8.1.2Each of Seller’s Representations shall be true and correct in all material respects (other than Seller’s Fundamental Representations, which shall be true and correct in all respects) as of the Scheduled Closing Date as though made on and as of the Scheduled Closing Date (except for Seller’s Representations, if any, specifically made as of another stated date, in which case such Seller’s Representations shall be true and correct as of such earlier date);
8.1.3Seller is prepared to deliver to Purchaser full possession of the Property in vacant and broom-clean condition with all leases, subleases, hosting agreements and occupancy agreements terminated as contemplated by Section 7.5; and
8.1.4The Title Company, subject only to payment of the premium therefor, being prepared to issue the Title Policy in the name of Purchaser in the amount of the Purchase Price (provided that Purchaser has complied with all Purchaser requirements of the Title Company in connection with said issuance), subject only to the Permitted Exceptions.
If any condition set forth in this Section 8.1 is not satisfied on or prior to the Scheduled Closing Date, Purchaser may, as its sole remedy, (a) waive any of the foregoing conditions and proceed to Closing with no offset or deduction from the Purchase Price, or (b) terminate this Agreement and receive a return of the Deposit from Seller, minus the Independent Consideration, and neither party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement. The foregoing shall not be construed as a waiver of any rights Purchaser may have under Section 10.2.
8.2Seller’s Conditions to Closing. Without limiting any of the rights of Seller provided for elsewhere in this Agreement, Seller’s obligation to close under this Agreement shall be subject to, and conditioned upon, the satisfaction and fulfillment of the following conditions precedent on or prior to the Scheduled Closing Date, provided that Seller may, at its sole option, waive any or all of these conditions, in whole or in part, in writing or as otherwise provided in this Agreement:

8.2.1.All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to Section 5.3 shall have been delivered;
8.2.2.Each of Purchaser’s Representations shall be true and correct in all material respects as of the Scheduled Closing Date as though made on and as of the Scheduled Closing Date (except for Purchaser’s Representations, if any, specifically made as of another stated date, in which case such Purchaser’s Representations shall be true and correct as of such earlier date); and
8.2.3.Purchaser shall have complied with, fulfilled and performed, in all material respects, each of the covenants to be complied with, fulfilled or performed by Purchaser hereunder on or prior to the Closing Date.
If any condition set forth in this Section 8.2 is not satisfied on or prior to the Scheduled Closing Date, Seller may, as its sole remedy, (a) waive any of the foregoing conditions and proceed to Closing, or (b) terminate this Agreement, and neither party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement. The foregoing shall not be construed as a waiver of any rights Seller may have under Section 10.1.
Article IX
TERMINATION AND ABANDONMENT; CERTAIN PROCEDURES
9.1Termination of this Agreement. This Agreement shall terminate if at any time prior to the Closing:
9.1.1Seller and Purchaser mutually agree in writing to terminate this Agreement, in which case the Deposit shall be paid and released in accordance with the mutual direction of Seller and Purchaser;
9.1.2Seller gives written notice of termination to Purchaser in the event of the occurrence of a Purchaser Default, in which case the Deposit shall be retained by Seller in accordance with Section 10.1;
9.1.3Seller gives written notice of termination to Purchaser pursuant to Section 8.2, in which case the Deposit shall be paid and released in accordance with Section 10.1;
9.1.4Purchaser gives written notice of termination to Seller in the event of the occurrence of a Seller Default, in which case the Deposit shall be paid and released in accordance with Section 10.2;
9.1.5Purchaser gives written notice of termination to Seller pursuant to Section 4.5, 4.6, or 11.1 or Article XII, in which case the Deposit shall be paid and released in accordance with the provisions thereof; or
9.1.6Purchaser gives written notice of termination to Seller pursuant to Section 8.1, in which case the Deposit shall be paid and released in accordance with Section 8.1.
9.2Procedure Upon Termination. In the event this Agreement is terminated pursuant to Section 9.1, this Agreement shall immediately terminate and the Transaction shall be abandoned, without further action by any of the parties.

Article X
DEFAULTS AND REMEDIES
10.1Purchaser Default. If, prior to the consummation of the Closing, Purchaser (a) defaults on its obligations hereunder to deliver to the Title Company the documents and Purchase Price as required pursuant to the terms of Section 5.3 and consummate the Transaction on the Closing Date for any reason other than the failure of a condition precedent set forth in Section 8.1, or (b) defaults in any material respect on any of its other representations, warranties or obligations under this Agreement, and such default continues until the earlier of the Scheduled Closing Date and ten (10) days after written notice from Seller (each, a “Purchaser Default”), then, at Seller’s election and as Seller’s exclusive remedy, Seller may terminate this Agreement immediately, upon which Purchaser shall forfeit the Deposit to Seller as liquidated damages resulting from the Purchaser Default (the parties agreeing that (i) quantifying the amount of Seller’s losses pursuant to termination due to a Purchaser Default would be difficult, and (ii) such sum is not a penalty, but rather a reasonable measure of Seller’s damages resulting from a termination due to a Purchaser Default).
10.2Seller Default. If, prior to the consummation of the Closing, Seller (a) defaults on its obligations hereunder to deliver to the Title Company the documents as required pursuant to the terms of Section 5.2 and consummate the Transaction on the Closing Date for any reason other than the failure of a condition precedent set forth in Section 8.2, or (b) defaults in any material respect on any of its other representations, warranties or obligations under this Agreement, and such default continues until the earlier of the Scheduled Closing Date and ten (10) days after written notice from Purchaser (each, a “Seller Default”), then, at Purchaser’s election and as Purchaser’s exclusive remedy (subject to Section 14.23), Purchaser may either (i) terminate this Agreement, and the Deposit shall be returned to Purchaser, minus the Independent Consideration, or (ii) seek specific performance of this Agreement by Seller. Purchaser hereby irrevocably waives any other right or remedy for any such default. In the event of a termination of this Agreement by Purchaser under this Section 10.2, the Deposit shall be returned to Purchaser, minus the Independent Consideration, and, thereafter, Purchaser and Seller shall be released and relieved of further obligations, liabilities or claims hereunder except as herein otherwise specified. Any action for specific performance instituted pursuant to the foregoing provisions must be instituted, if at all, within sixty (60) days after the breach or alleged breach by Seller and, if such action is not so instituted within such period of time, then such failure to timely commence such an action for specific performance within such sixty (60) day period shall be deemed a waiver by Purchaser of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against the Property. and Purchaser shall be deemed to have elected to terminate this Agreement as provided above. The foregoing provisions shall not limit Purchaser’s right to recover Purchaser’s attorneys’ fees pursuant to Section 14.23. Notwithstanding anything herein to the contrary, Purchaser shall have the right to bring an action seeking actual damages if (x) the Closing does not occur, (y) clause (a) or (b) of the first sentence of this Section 10.2 applies, and (z) the remedy of specific performance is not available either because Seller has conveyed the Property in breach of this Agreement or because of any other willful default by Seller under this Agreement. SELLER AND PURCHASER ACKNOWLEDGE AND AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY (SUBJECT TO SECTION 14.23) AGAINST SELLER HEREUNDER AND BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY SELLER COVERED BY THE FIRST SENTENCE OF THIS SECTION 10.2. SELLER FURTHER ACKNOWLEDGES AND AGREES THAT THE DAMAGES DUE PURCHASER HEREUNDER WILL NOT CONSTITUTE AN ADEQUATE REMEDY FOR PURCHASER AND THAT SPECIFIC PERFORMANCE IS AN APPROPRIATE REMEDY, AND WAIVES

ANY OBJECTION TO THE SEEKING OR GRANTING OF SPECIFIC PERFORMANCE AND ANY REQUIREMENT TO POST SECURITY IN CONNECTION THEREWITH.
Article XI
RISK OF CASUALTY
11.1Casualty. In the event that any of the Property is damaged or destroyed by fire or other casualty prior to Closing, Seller shall promptly notify Purchaser of such damage or destruction. If the reasonably estimated cost of the Repairs with respect to such damage or destruction exceeds ten percent (10%) of the Purchase Price or if the proceeds from the insurance policies maintained by Seller for the Property plus Seller’s deductible under such policies are insufficient to cover the cost of repair and replacement, Purchaser may elect by written notice to Seller to terminate this Agreement and receive a return of the Deposit from Seller, minus the Independent Consideration, and neither party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement. Subject to such termination right, the parties shall consummate the Transaction in accordance with the terms of this Agreement for the Purchase Price, notwithstanding any such damage or destruction, in which case (a) Seller shall assign to Purchaser at Closing all of Seller’s rights and obligations with respect to the insurance claims related to such damage or destruction, (b) Purchaser shall receive a credit against the Purchase Price at Closing for all insurance proceeds paid to Seller pertaining to such claim and for any deductible payable by Seller in connection therewith less the sum of (i) any out-of-pocket costs reasonably incurred by Seller in pursuing or collecting such claim and (ii) any amounts which may already have been spent by Seller for Repairs in accordance with Section 11.2. Seller shall not have the right to settle any claims related to any such damage or destruction without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
11.2Repairs. To the extent that Seller elects to commence any Repairs with respect to any damage or destruction to the Property caused by fire or other casualty prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs commenced, completed or installed prior to Closing in accordance with this Section 11.2. To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include all construction and other contracts entered into by Seller in connection with such Repairs (the “Construction Contracts”). The Construction Contracts and all plans in connection with any Repairs must be approved by Purchaser, which approval shall not be unreasonably withheld, conditioned, or delayed. All Repairs undertaken by Seller pursuant to this Section 11.2 shall be performed in a first-class manner and in accordance with applicable law.
Article XII
EMINENT DOMAIN
In the event that, prior to Closing, any of the Property is acquired, or becomes subject to acquisition or a written threat of acquisition, by any governmental agency through the powers of eminent domain or transfer in lieu thereof (a “Taking”), Seller shall promptly notify Purchaser of such Taking. If such Taking would have a material adverse effect on the use, occupancy, accessibility or value of the Facility, Purchaser may elect by written notice to Seller to terminate this Agreement and receive a return of the Deposit from Seller, minus the Independent Consideration, and neither party shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement. Subject to such termination right, the parties shall consummate the Transaction in accordance with the terms of this Agreement for the Purchase Price and Purchaser shall have all rights to, and receive the full benefit of, any condemnation award. Seller shall not have the right to settle any claims related to a Taking without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. A Taking shall be deemed “material”

if it involves the loss of a material portion of the Property, or materially impairs access to the Property.
Article XIII
SURVIVAL PROVISIONS; LIMITATION ON LIABILITIES
13.1Effective Date; Survival. All of the Seller’s Representations and the Purchaser’s Representations are made as of the Effective Date and shall be deemed remade as of the Closing Date pursuant to, and subject to, the Bring-Down Certificates of Seller and Purchaser, as applicable. All of the Seller’s Representations and Purchaser’s Representations shall survive Closing until the Outside Claim Date, it being agreed that none of the covenants or agreements contained in this Agreement shall survive the Closing except as otherwise expressly provided herein. Any claim by Seller or Purchaser with respect to any breach of the Seller’s Representations or the Purchaser’s Representations, respectively, shall be effective and valid only if made after Closing in a written notice (specifying in reasonable detail the nature of the claim and the factual and legal basis for any such claim, and the provisions of this Agreement upon which such claim is made) delivered to the other party on or prior to the Outside Claim Date.
13.2Limitation on Liability. Notwithstanding anything to the contrary contained herein (but subject to the next sentence), after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Purchaser, for any breach of any representation or warranty by Seller under this Agreement shall under no circumstances whatsoever exceed $5,000,000 plus any amounts that Purchaser is entitled to receive under Section 14.23 below (the “Seller Liability Cap”) and (b) no claim by Purchaser alleging a breach by Seller of any representation or warranty of Seller contained herein may be made, and Seller shall not be liable for any judgment in any action based upon any such claim, unless and until such claim, either alone or together with any other claims by Purchaser alleging a breach by Seller of any such representation or warranty is for an aggregate amount in excess of $500,000 (the “Seller Basket Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Seller Basket Amount, then Seller shall have no liability with respect thereto. The prorations under Section 5.4 are not governed by this Section 13.2 and are not included in the computation of the limitations of liability set forth in this Section 13.2. Until Seller no longer has any liability to Purchaser under this Article XIII, but not otherwise, Seller shall remain in existence as a legal entity and covenants and agrees, following Closing, to retain capital, or access to capital, in the amount necessary to perform its obligations under this Article XIII, provided that after the Outside Claim Date, the amount may be reduced to an amount sufficient to satisfy all outstanding claims, if any. The forgoing limitations shall not apply in the event of Fraud; provided that in the event of Fraud the maximum amount of liability for the Seller shall in no event exceed the Purchase Price.
13.3Tax Treatment. For all tax purposes, the parties agree to treat payments made pursuant to this Article XIII as an adjustment to the Purchase Price to the extent permitted by applicable law.
13.4Manner of Payment. Any payments by Seller or Purchaser pursuant to this Article XIII shall be effected by wire transfer of immediately available funds to the accounts designated by the other party, within five (5) days after the final agreed determination of the amount due such party.
13.5Brokerage. Seller and Purchaser each represents and warrants to the other that it has not dealt with or utilized the services of any real estate broker, sales person or finder in connection with this Agreement. Each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against any breach of the terms of this Section 13.6 and any Damages relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.
Article XIV
MISCELLANEOUS
14.1Binding Effect of Agreement. This Agreement shall not be binding on either party until executed by both Purchaser and Seller. Subject to Section 14.3, this Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.
14.2Exhibits; Schedules; Annexes. All Exhibits, Schedules and Annexes, whether or not annexed hereto, are a part of this Agreement for all purposes.
14.3Assignability. This Agreement is not assignable by either party without first obtaining the prior written approval of the other party. Notwithstanding the foregoing, Purchaser may assign this Agreement, without first obtaining the prior written approval of Seller, to an Affiliate of Purchaser so long as Purchaser shall not be released from its liability hereunder and Purchaser provides written notice to Seller of any such proposed assignment not later than three (3) Business Days prior to the Closing Date. Without limiting and notwithstanding the above, in no event shall Purchaser have the right to assign its rights or obligations hereunder to any party which could not make the representation and warranty contained in Section 6.4.3 and Section 6.4.4, and in connection with any assignment pursuant to the terms hereof, the assignee shall reconfirm in a written instrument acceptable to Seller and delivered to Seller prior to the effective date of the assignment that said representations and warranties and that all other terms and conditions of this Agreement apply to such assignee.
14.4Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.
14.5Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include any other gender where appropriate.
14.6Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered; (b) sent by a nationally-recognized overnight delivery service; or (c) sent by electronic delivery with a copy sent for next day delivery via either of the aforesaid options (a) and (b). All notices shall be deemed effective when actually delivered; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:	MARA Garden City LLC 101 NE 3rd Ave. #1200 Fort Lauderdale, Florida 33301 Attention: Legal Email: legal@mara.com
and to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attention: Harris Freidus Email: hfreidus@paulweiss.com
To Seller:	APLD - Rattlesnake Den I LLC 3811 Turtle Creek Boulevard, Suite 2100 Dallas, Texas 75219 Attention: David Rench, Chief Financial Officer Email: david@applieddigital.com with a copy to:
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, NY 10020
Attention: Steven E. Siesser, Esq.
Email: ssiesser@lowenstein.com
And
Attention: Daniel A. Suckerman, Esq.
Email: dsuckerman@lowenstein.com

14.7Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to any principles regarding conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction. Each of Purchaser and Seller shall submit to the exclusive jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by such law, shall be necessary in order to confer jurisdiction upon a party in any such court. Each of Purchaser and Seller shall waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that either Purchaser or Seller is not subject personally to the jurisdiction of the above-named courts, that Purchaser’s or Seller’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which Seller, Purchaser or their successors or permitted assigns are entitled pursuant to the final judgment of any court having jurisdiction.
14.8Entire Agreement. This Agreement embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.
14.9Amendments. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties hereto.

14.10Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good-faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
14.11Multiple Counterparts/Facsimile Signatures. This Agreement may be executed in a number of identical counterparts. This Agreement may be executed and/or delivered electronically, and such electronic execution and/or delivery shall be binding on the parties hereto.
14.12Construction. No provision of this Agreement shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Agreement; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.
14.13Confidentiality/Press Releases.
(a)    Subject to the further provisions of this Section 14.13, each party hereto agrees that (i) the provisions of this Agreement, and (ii) all non-public information received from the other party or its Affiliates and relating to the other party or its Affiliates or the Property, shall be, and be kept, confidential, and shall not be disclosed to any other Person, except for disclosure (I) with the other party’s consent, (II) by any party to such party’s Affiliates; provided that such Affiliates are bound to a similar duty of confidentiality (it being agreed that such party shall be responsible and liable to the other party for any breach of this Section 14.13 by its Affiliates), (III) by any party to any directors, officers, employees, consultants, advisors, actual or potential investors or lenders, of such party or its Affiliates, who agree to hold confidential such information substantially in accordance with the terms of this Section 14.13 or who are otherwise bound by a duty of confidentiality to such party or its Affiliates (it being agreed that such party shall be responsible and liable to the other party for any breach of this Section 14.13 by its Affiliates), (IV) as required by legal requirements, including for internal audit, financial and tax purposes, and including disclosures to any governmental authority having jurisdiction to require disclosure or to any arbitral body to the extent required by same, or by any securities laws or stock exchange regulations applicable to such party or its Affiliates (provided that (A) prior to disclosing such confidential information, such disclosing party shall use its reasonable best efforts to notify the other party thereof, which notice shall include the basis upon which such disclosing party believes the information is required to be disclosed, and (B) such disclosing party shall, if requested by the other party and to the extent practicable, reasonably cooperate with the other party to protect the continued confidentiality thereof), or (V) in the case of a proceeding to resolve a dispute between the parties. Nothing herein shall (i) prohibit Purchaser from disclosing information concerning the Property from and after the Closing (except for information pertaining to Seller and/or Seller’s period of ground tenancy) or (ii) prohibit either party from disclosing such information described in Section 14.13(a)(IV).
(b)    All publicity concerning the Transaction shall be jointly planned and each party shall reasonably cooperate and provide the other party and its counsel to review any planned publicity and consider in good faith the comments of the other party or such other party’s representatives in connection with such planned publicity; provided, however, that nothing herein shall prohibit either party from making any press release or other public disclosure as may be permitted pursuant to Section 14.13(a).

(c)    The confidentiality obligations set forth in this Section 14.13 shall survive for a period of two (2) years following the earlier to occur of (i) the Closing and (ii) the earlier termination of this Agreement.
14.14Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement and any aspect hereof.
14.15Waiver. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release or modification of this Agreement shall be established by conduct, custom or course of dealing and all waivers must be in writing and signed by the waiving party.
14.16Time Periods. Should the last day of a time period contemplated by this Agreement fall on a day other than a Business Day, the next Business Day thereafter shall be considered the end of the time period.
14.17Limitation on Personal Liability. Except to the extent set forth in the Joinder attached to this Agreement, the obligations of Seller and Purchaser under this Agreement and under all of the Other Documents are intended to be binding only on the property of such party and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties or any Purchaser Related Parties. Each party acknowledges that such party’s obligations with respect to any covenant, indemnity, representation or warranty under this Agreement which expressly survives the Closing shall be considered a “liability” for purposes of any distribution limitation imposed under organizational laws applicable to such party, its partners, members or shareholders and/or their respective partners, members or shareholders.
14.18Relationship of Parties. Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Agreement is only that of a seller and a purchaser of property. Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.
14.19Survival. The provisions of Section 2.4, Section 3.4, Section 5.4, Section 7.4, Article XIII and this Article XIV shall survive the Closing.
14.20Drafts Not an Offer to Enter into a Legally Binding Contract. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Land pursuant to the terms of this Agreement only if and when both Seller and Purchaser have fully executed and delivered to each other a counterpart of this Agreement.
14.21No Partnership. The relationship of the parties hereto is solely that of Seller and Purchaser with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.
14.22No Third Party Beneficiary. The provisions of this Agreement (other than Section 14.17) are not intended to benefit any third parties.
14.23Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then in connection with any judgment entered by a court of competent jurisdiction in connection with same, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.
14.24WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.
[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Agreement as of the Effective Date.

Seller:
APLD - RATTLESNAKE DEN I LLC,
a Delaware limited liability company

By: /s/Wes Cummins
Name: Wes Cummins
Title: Manager

[Signature Page to PSA (Garden City)]

Purchaser:
MARA GARDEN CITY LLC,
a Delaware limited liability company
By: /s/Salman Khan
Name: Salman Khan
Title: Chief Financial Officer
[Signature Page to PSA (Garden City)]

JOINDER BY APPLIED DIGITAL CORPORATION
Applied Digital Corporation, a Nevada corporation, hereby joins in the execution of this Agreement for the sole purpose of agreeing to guarantee and be jointly and severally liable with Seller for the obligations of Seller under Section 2.4 and for any claims against Seller made pursuant to Article XIII of this Agreement only.

APPLIED DIGITAL CORPORATION,
a Nevada corporation

By: _/s/Wes Cummins_________________
Name: Wes Cummins
Title: CEO

[Signature Page to PSA (Garden City)]